                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
CIBER, INC.:


    We consent to the incorporation by reference herein of our report dated August 1, 1997, except as to Note 13(b), which is as of August 21, 1997, relating to the consolidated balance sheets of CIBER, Inc. and subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997, which report appears in the June 30, 1997 Annual Report on Form 10-K of CIBER, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.

                                          KPMG Peat Marwick LLP


Denver, Colorado
October 24, 1997